UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 16, 2008
PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
8100 SW Nyberg Road
Tualatin, Oregon 97062
(503) 454-1750
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PIXELWORKS, INC. AND SUBSIDIARIES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Compensatory Arrangements of Certain Officers. On May 16, 2008, the Compensation Committee of the Board of Directors of Pixelworks, Inc. (the “Company”) approved the Company’s 2008 Senior Management Bonus Plan (the “Bonus Plan”). The Company’s Chief Executive Officer, Chief Financial Officer and Vice Presidents, among other specified members of management, are eligible to participate in the Bonus Plan. Under the Bonus Plan, the Chief Executive Officer, Chief Financial Officer and Vice Presidents have a target bonus level equal to 100%, 50% and 50%, respectively, of 2008 annual base salary. Bonuses will be calculated based on attainment of specific goals related to each of the following four performance measures:
•	the excess of 2008 revenue over a baseline target, up to a specified maximum amount;
•	the excess of 2008 earnings before interest, taxes, depreciation and amortization (“EBITDA”) over a baseline target, up to a maximum amount;
•	the number of 2008 design wins as a percentage of a predetermined quantity of qualifying design wins; and
•	the number of 2008 new product introductions as a percentage of a predetermined quantity of qualifying new product introductions.
A weighting of 25% is assigned to each of the four performance measures for the Company’s Chief Executive Officer, Chief Financial Officer and Vice Presidents. The weight assigned represents the maximum percentage of the target bonus that can be earned when all of the goals related to the performance measure are met. If performance does not meet the baseline revenue goal and EBITDA is not positive in all four quarters of 2008, no amounts will be earned under the 2008 Bonus Plan. In addition, the Compensation Committee may increase or decrease individual bonuses based on qualitative factors, and the Company’s Chief Executive Officer has the authority to recommend adjustments for individual performance, extraordinary results or other uncommon factors.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PIXELWORKS, INC. (Registrant)
	By:	/s/ Steven L. Moore
Date: May 16, 2008		Steven L. Moore
Vice President, Chief Financial Officer, Secretary and Treasurer